Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 1, 2006 (the “Effective Date”), is entered into by and between HICKORYTECH CORPORATION, a Minnesota corporation (the “Company”), and JOHN W. FINKE (“Executive”).

WHEREAS, Executive possesses certain skills, experience and expertise which will be of use to the Company; and

WHEREAS, in light of the foregoing, the Company has offered to employ Executive as its President and Chief Executive Officer, and Executive has accepted such employment;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

Section 1. Employment Agreement

1.1           Employment and Duties. The Company hereby employs Executive as its President and Chief Executive Officer. In this capacity, Executive will report to and perform such duties as shall reasonably be assigned by the Company’s Board of Directors (“Board”). Executive shall perform such duties and carry out Executive’s responsibilities hereunder faithfully and to the best of Executive’s ability.

Section 2. Compensation and Benefits

2.1           Compensation.

(a)           Base Salary. The Company shall pay Executive a salary at an annual rate of Two Hundred Sixty Thousand and no/100 Dollars ($260,000.00), to be paid in biweekly installments, in arrears (the “Base Salary”). The Base Salary shall be subject to periodic review and adjustment by the Board.

(b)          Stock Compensation.

(i)             Executive is a participant in the HickoryTech Corporation Long-Term Executive Incentive Program (the “Incentive Program”) and shall be eligible to receive stock awards granted under the 1993 Stock Award Plan, as amended, in accordance with the terms of the Incentive Program, as they may be amended or modified from time to time.

(ii)            Executive will receive a one time grant of options to acquire 15,000 shares of HickoryTech stock subject to the terms of the 1993 Stock Award Plan, as amended, and the Stock Option Agreement. The grant date shall be September 1, 2006, and Executive will be responsible for associated taxes and withholdings.

(c)            Annual Incentive Compensation. Executive is a participant in the HickoryTech Executive Incentive Plan (the “EIP”) and shall be eligible to receive an annual cash incentive award pursuant to the EIP in accordance with its terms, as they may be amended or modified from time to time.

2.2          Participation in Company Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs of the Company offered to other employees to the extent that Executive’s position, tenure, salary, and other qualifications make Executive eligible to participate in accordance with the terms of such plans, except as otherwise expressly provided in this Agreement. The Company does not guarantee the continuance of any particular employee benefit plan or program except as expressly provided in this Agreement, and Executive’s participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto. Executive will be entitled to 272 hours of earned paid time off per year, to be used and administered in accordance with the Company’s paid time off policy as it may change from time to time. For calendar year 2006, Executive’s entitlement to earned paid time off shall be prorated at 255.25 hours.

2.3          Special Retirement Benefits.

(a)           Supplemental Retirement Plan. As of the Effective Date, Executive and Company have also entered into the Supplemental Retirement Agreement attached hereto as Exhibit A.

(b)          Retiree Medical Benefits. Notwithstanding any other provision of this Agreement to the contrary, if at or after attainment of age 55 and completion of 15 years of service with the Company, or any of its affiliates, subsidiaries, successors, or assigns, Executive’s employment is terminated (voluntarily or involuntarily, by retirement or otherwise) for any reason other than by the Company for Cause (as defined below) (the “Separation”), the Company shall continue to provide health care coverage for Executive, his spouse, and his eligible dependents under the terms and conditions of the Company’s retiree group health plan provided, however, that (i) during the period from Executive’s Separation until Executive reaches the age of 62, the Company’s contribution to the cost of Executive’s post-employment group coverage shall be fixed in an amount equal to the Company’s contribution to such cost at the time of Executive’s Separation and (ii) upon Executive’s attainment of the age of 62, the Company’s contribution shall continue to be made in an amount equal to the Company’s contribution for all other participants in the Company’s retiree group health plan. For purposes of this Agreement, Executive’s years of service shall be calculated from his Company hire date of June 10, 1996. Nothing in this Agreement shall be construed to limit the Company’s right to amend, modify, reduce or otherwise discontinue, in its sole discretion, benefits provided under the Company’s retiree group health plan. In the event that the Company’s retiree group health plan should be discontinued at any time following Executive’s Separation, the Company will make a one time payment to Executive in an amount equal to the product of (i) the annual amount paid by the Company for Executive’s group health care plan at the time of his Separation multiplied by (ii) the number of years remaining until both Executive and his spouse shall reach the age of eligibility for Medicare or such other government subsidized health care coverage as may be in effect at the time. Notwithstanding the foregoing, if the Company and Executive determine that Executive’s continued coverage under any health care plan as provided herein is subject to Section 409A of the Internal Revenue Code (“Code”), the continuation of such coverage and the provision of payments shall be delayed or modified (as determined by the Company) to the extent necessary to comply with Section 409A.

(c)            Additional Insurance. The Company shall provide and pay for, and Executive shall designate the beneficiary of, a life insurance policy on Executive in an amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00). In the event of Executive’s Separation (as defined above) at or after attainment of age 55 and completion of 15 years of service, the Company shall continue to maintain and pay the premiums with respect to such insurance policy for a period ending upon the earlier of the date that Executive’s spouse shall become eligible for Medicare or such other government subsidized health care coverage as may be in effect at the time, or the date of her death; provided, however, that the provision of premium payments after Separation shall be delayed or modified to the extent necessary to comply with Section 409A of the Code. If Executive’s employment is terminated by the Company for Cause, the Company shall have no obligation to maintain and pay the premiums with respect to such insurance policy after Executive’s termination of employment.

2.4          Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular expense reimbursement guidelines maintained by the Company from time to time, all subject to the Board’s right of review.

2.5          Executive Perquisites. During the term of his employment under this Agreement, the Company shall:

(a)           Continue to provide Executive with an automobile of a similar quality and value as Executive drives as of the Effective Date, for his business and personal use. Such vehicle shall be replaced by the Company at approximately 75,000 miles or three years in age. Executive acknowledges that he remains solely responsible for the payment of all taxes owed by reason of his personal use of that vehicle;

(b)          Continue to pay all dues and assessments for Executive’s full membership at the Mankato Golf Club. All charges incurred by the Executive for personal (i.e., non- business-related) use or services of the Club shall be the responsibility of Executive;

(c)           Continue to provide for Executive’s periodic executive physical examination in accordance with the Company’s guidelines for executive physical examinations.

2.6           Withholding Taxes. All compensation payments or benefits provided to, or for the benefit of, Executive shall be made subject to withholding and otherwise treated and reported by the Company as required to ensure compliance with all applicable laws and regulations.

Section 3.   Termination of Employment

3.1           Definitions. As used in Section 3 of this Agreement, the following terms shall have the meaning set forth for each below:

(a)           “Cause” shall mean any of the following:

(i)              the gross neglect or willful failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of Executive’s death or Disability) provided Executive has failed to cure such deficiency after having been given written notice of such deficiency, an opportunity to be heard by the Board Chairperson and/or Vice-Chairperson, and twenty-one (21) days following written notice to cure such deficiency;

(ii)             perpetration of an intentional and knowing fraud against or affecting the Company or any affiliate, customer, supplier, agent or employee thereof;

(iii)            any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of the Company or Executive’s reputation or business relationships;

(iv)           conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude;

(v)            the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Section 4 of this Agreement) which is not cured within twenty-one (21) days after receipt of written notice from the Company specifying the nature of the breach; or

(vi)           the failure or continued refusal to carry out the directives of the Board which is not cured within twenty-one (21) days after Executive has had the opportunity to be heard by the Board Chairperson and/or Vice-Chairperson and has received written notice from the Company specifying the nature of such failure or refusal.

(b)          “Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) except in the case of Executive’s death, in which case the Date of Termination shall be the date of death.

(c)           “Notice of Termination” shall mean a written notice from the Company to Executive that indicates the specific provision of Section 3 of this Agreement relied upon as the basis for such termination and the Date of Termination.

(d)           “Good Reason” shall mean:

(i)              Company, without Executive’s consent, effects a material reduction of Executive’s title, position, total compensation as specified in Sections 2.1 and 2.2 above, authority or duties;

(ii)             any requirement that Executive, without his consent, move his regular office to a location more than fifty (50) miles from Company’s current office location;

(iii)            the material failure by Company, or its successor, if any, to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or

(iv)           any material breach by Company of this Agreement.

The Executive shall have Good Reason to terminate Executive’s employment if (i) within ten (10) days following Executive’s actual knowledge of the event which Executive determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty-one (21) days. If either condition is not met, Executive shall not have a Good Reason to terminate Executive’s employment.

3.2           Termination Upon Death or Disability. This Agreement, and Executive’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death or Disability (as defined below) of Executive. For purposes of this Section, “Disability” shall mean the inability of the Executive to perform the duties and responsibilities of his or her employment, with or without reasonable accommodation, by reasons of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of ninety (90) calendar days or more. A period of inability shall be “uninterrupted” unless and until the Executive is no longer considered disabled by the Company’s long term disability insurer.

(a)           The determination of whether the Executive is suffering from a Disability shall be made on the same basis as the Company provided long-term disability benefit, which is a fully insured benefit provided by an independent third party. If the Executive meets the disability criteria for long term disability benefits under this Company provided benefit, the Executive will also be considered to have a Disability under this Agreement.

(b)          The Executive agrees to make himself available for and to submit to examinations by such physicians as may be requested by the Company or the Company’s long term disability insurer. The Executive’s failure to submit to examinations by such physicians as may be requested shall result in a conclusive determination that Executive does, in fact, have a Disability.

3.3          Company’s and Executive’s Right to Terminate. This Agreement and Executive’s employment hereunder may be terminated at any time by the Company for Cause or, if without Cause, upon thirty (30) days prior written notice to Executive, subject to the provisions of Section 3.4(b) below. In the event the Company should give Executive a Notice of Termination without Cause, the Company may, at its option, elect to provide Executive with salary in lieu of Executive’s continued active employment during the notice period. This Agreement and Executive’s employment hereunder may be terminated by Executive at any time for Good Reason and, if without Good Reason, upon thirty (30) days prior written notice to the Company.

3.4          Compensation Upon Termination.

(a)           Severance. In the event the Company terminates this Agreement without Cause, or in the event Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive: (i) Executive’s then current Base Salary through the Date of Termination, and (ii) a severance payment equal to eighteen (18) months of Executive’s then current Base Salary to be made in regular payroll installments commencing upon the next regular payday following the expiration of the revocation period in Executive’s Release (as provided in Section 3.4(c) below) without any revocation having occurred. Notwithstanding the foregoing, the Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits to Executive if the Company reasonably determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Code. In such event, the delayed payments will be made in a lump sum as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Code, In the event this Agreement is terminated for any reason other than by the Company without Cause, or by Executive for Good Reason, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than the then current Base Salary earned through such Date of Termination.

(b)          Change of Control. Executive and the Company are parties to a Change of Control Agreement entered into as of March 30, 2005 (the “COC Agreement”). The COC Agreement, and any amendments thereto, will control the rights and obligations of the parties in the event of a change of control of the Company as defined by the terms of that COC Agreement provided, however, that, notwithstanding any other provision of the COC Agreement, and in addition to the terms of the COC Agreement:

(i)              the provisions of Sections 2.3(b) and (c) of this Agreement shall remain in effect notwithstanding any change of control of the Company; and

(ii)             the “Benefit” payable to Executive under Section 4(a) of the COC Agreement shall be in the amount of one month’s salary (as defined in the COC Agreement) multiplied by thirty-five and eighty-eight one hundredths (35.88).

(c)            Release. Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving any severance benefits to be paid pursuant to this Agreement, Executive shall execute and deliver to the Company a general release of employment related claims in terms satisfactory to the Company. The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive and any revocation or rescission period applicable to the release shall have expired without revocation or rescission.

Section 4.   Employment Covenants

4.1           Restrictive Covenants. As an essential inducement to the Company to enter into this Agreement, and as consideration for the foregoing promises of the Company, Executive agrees as follows:

(a)            Executive acknowledges that during his employment with the Company, he has been and will be exposed to and entrusted with Confidential Information as defined hereafter in this subparagraph. Executive understands and agrees that such Confidential Information has been and will be disclosed to him in confidence and for the sole benefit of the Company. Executive agrees that commencing on the date of this Agreement he (i) will diligently protect the confidentiality of all Confidential Information, (ii) will not disclose or communicate any Confidential Information to any third party without the consent of the Company or as may be required by law, and (iii) will not make use of Confidential Information on his own behalf or on behalf of any third party. In view of the nature of Executive’s employment and the nature of the Confidential Information which Executive has received and will receive during such employment, Executive agrees that any unauthorized disclosure or use of such information to or on behalf of third parties would cause irreparable harm to the confidential status of such information and to the Company and that, therefore, the Company shall be entitled to an injunction prohibiting Executive from any such disclosure, use, or threatened disclosure or use. When Confidential Information becomes generally available to the public by means other than Executive’s acts or omissions, it is no longer subject to this Agreement. Executive expressly acknowledges that the undertakings set forth in this subparagraph shall survive the expiration or termination of other agreements or duties in this Agreement. As used in this Agreement, “Confidential Information” means information, whether in written, oral, electronic or other form, not generally available to the public concerning (i) the Company’s trade secrets, (ii) the contents or duration of the Company’s agreements with third parties, (iii) the Company’s financial results or other financial matters, (iv) the sales, pricing and marketing methods, practices and strategies of the Company, or (v) its business plans.

(b)            During the period ending on a date that is twenty-four (24) months following the Date of Termination, regardless of the reason for termination, Executive agrees:

(i)              that he will not, directly or indirectly, render services to any Conflicting Organization (as defined below) or otherwise engage in competition with the Company in any manner or capacity within the Territory (as defined below), nor direct any other individual or business enterprise to engage in competition with the Company, e.g., as an advisor, principal, agent, partner, employee, officer, director or shareholder (except by ownership of less than five percent of the outstanding stock of a publicly held corporation), on any products or services competitive with the Company’s existing or announced products or services or any products or services which have not yet been offered or announced but which were under active development by the Company as of the Date of Termination. For purposes of this Section, “Conflicting Organization” shall be defined as any person, corporation, partnership or other entity that develops or provides products, services or equipment that competes with or replaces products, services or equipment provided by the Company. For the purposes of this Agreement, “Territory” shall be defined as: (i) the states of Minnesota and Iowa, and (ii) any other location within a one hundred (100) mile radius surrounding any existing or planned office of the Company (including administrative, executive, sales, and service offices) in which the Company, as of the Date of Termination, is engaged in or actively planning to engage in the provision of services or sale of equipment;

(ii)             that he will not, directly or indirectly, assist, solicit, entice, or induce (or assist any other person or entity in soliciting, enticing, or inducing) any customer doing business with the Company or any potential customer that has been or is being actively solicited for business by the Company (or agent, employee, or consultant of any customer or potential customer) during the period of Executive’s employment with the Company, to deal with any competitor of the Company;

(iii)           that he will not, directly or indirectly, in any manner, solicit, assist or encourage (or assist any other person or entity in soliciting or encouraging) any other officer or employee of the Company to work or otherwise provide services for the Executive or for any entity in which the Executive participates in the ownership, management, operation, or control of, or is connected with in any manner as an employee, independent contractor, consultant, or otherwise.

4.2          Other Confidentiality Obligations. Executive acknowledges that the Company may, from time to time, have agreements with other persons or entities which impose confidentiality obligations or other restrictions on the Company. Executive hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of the Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.

4.3          Return of Confidential Information. At any time during Executive’s employment with the Company, upon the Company’s request, and in the event of Executive’s termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the “Company Materials”) which is in Executive’s possession or under Executive’s control. Executive shall not remove any of the Company Materials from the Company’s business premises or deliver any of the Company Materials to any person or entity outside of the Company, except as required in connection with Executive’s duties of employment.

4.4          Other Obligations. The terms of this Section 4 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.

4.5          Exclusivity of Employment. Executive shall not directly or indirectly, without prior approval of the Board, engage in any activity competitive with or adverse to the Company’s business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may serve on various trade or industry boards or, with the prior approval of the Board, serve on the boards of other unrelated corporations, as well as participate in charitable and civic activities, provided that such activities do not in any way interfere with the performance of Executive’s duties to the Company.

4.6          Judicial Enforcement.

(a)           Executive acknowledges that a breach or threatened breach of any portion of this Section 4 will cause irreparable harm to the Company and could not be compensated by money damages. Accordingly, the Executive specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of this Section 4 and that such relief may be granted without the necessity of proving actual damages. The Company’s rights with respect to obtaining injunctive relief, however, will not diminish its rights to pursue any other available remedies for such breach or threatened breach, including the recovery of actual damages.

(b)          Should any court of competent jurisdiction determine that any of the covenants set forth in this Section 4 are overbroad or otherwise invalid in any respect, the parties agree that the court so holding shall revise such covenant in duration or in scope, or in both, or in any other manner which the court determines sufficient to render the covenant enforceable against the Executive, and shall then enforce the same to that more limited extent.

Section 5.   Miscellaneous

5.1          Notices. All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at the address set forth below or such other address as may thereafter be designated in a written notice from such party to the other party:

To Company:	Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, Minnesota 56002-3248
Attention: Chairperson, Board of Directors

To Executive:	John Finke
160 Fairway Drive
Mankato, Minnesota 56001

All such notices and communications shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, and (ii) in the case of mailing, on the third business day following such mailing.

5.2          Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

5.3          Modifications: Waiver. No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

5.4          Entire Agreement. This Agreement, together with the various plans, programs and policies referenced herein, the Supplemental Retirement Agreement and the COC Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.

5.5          Severability. Any provision of this Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

5.6          Controlling Law. This Agreement has been entered into by the parties in the State of Minnesota and shall be enforced in accordance with the laws of Minnesota.

5.7          Arbitration. Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the State of Minnesota in accordance with the rules of the American Arbitration Association for employment / commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Section 4 of this Agreement. It is understood and agreed that, in the event the Company provides a Notice of Termination to Executive for Cause, and it should be finally determined in a subsequent arbitration that Executive’s termination was not for Cause as defined in this Agreement, then the remedy awarded to Executive shall be limited to such compensation and benefits as Executive would have received in the event of Executive’s termination other than for Cause at the same time as the original termination.

5.8          Assignments. Subject to obtaining Executive’s prior approval, which shall not be unreasonably withheld or delayed, and provided the assignee assumes all of the Company’s obligations hereunder, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to Executive and Executive’s rights and interest hereunder may not be assigned, nor may Executive’s obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

5.9          Read and Understood. Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

HICKORYTECH CORPORATION

By:	/s/ Starr J. Kirklin
Its:	Chair of the Board

/s/ John W. Finke
JOHN W. FINKE

EXHIBIT A

SUPPLEMENTAL RETIREMENT AGREEMENT

This Supplemental Retirement Agreement effective this first day of August, 2006 by and between Hickory Tech Corporation, a Minnesota corporation (“HickoryTech”) and John W. Finke (“Finke”).

By mutual agreement of the parties and as part of the compensation package to be paid to Finke by HickoryTech pursuant to the Employment Agreement between Finke and HickoryTech dated August 1, 2006, as amended from time to time (“Employment Agreement”), the parties agree as follows:

1.            Account. HickoryTech will maintain a supplemental retirement account (“Account”) for Finke on the books of HickoryTech. Amounts credited to the Account will earn interest at a rate equal to the rate on ten year Treasury bonds as established at the first Treasury auction held in January, which usually occurs on the second Thursday of January and as reported in the Wall Street Journal. The interest rate shall be adjusted each year as of January 1 and that interest rate shall apply to the Account for that year. Interest will be earned from the day such amounts are credited to the Account to the date of payment. Interest earned will be credited to the Account at the end of each calendar year (or the date of final payment, if earlier). If Finke becomes eligible for installment payments under this Agreement, interest will continue to be credited on the unpaid balance not yet distributed.

2.            Amounts Credited to the Account. Each year on December 31, HickoryTech shall credit the Account with an amount equal to ten percent (10%) of Finke’s Base Salary (as defined in the Employment Agreement or any successor agreement thereto) actually paid during the year (regardless of when such compensation is earned or accrued). The Account shall be credited with such amounts each year during the ten year period commencing January 1, 2007 and ending with a credit to the Account on December 31, 2016.

3.            Commencement of Payment. The payment of benefits to Finke under this Agreement shall become payable upon the later of the following events:

(a)           the date that Finke separates from service (either voluntarily or involuntarily) with HickoryTech for reasons other than death or Disability; or

(b)           the date Finke attains age fifty five (55).

The benefits in the Account shall be paid to Finke in five (5) annual installments, with the first installment to be paid on January 1 of the calendar year following the later of the dates in (a) or (b) above (or as soon as administratively practicable thereafter). The remaining installments shall be paid on January 1 of each succeeding calendar year until the total benefits are paid in full. Notwithstanding the foregoing, the first installment payable to Finke on account of his separation from service shall be delayed to the extent necessary to satisfy Section 409 A of the Internal Revenue Code (“Code”) (i.e., the first annual installment payable on account of Finke’s separation from service shall commence no earlier than six (6) months and one (1) day following Finke’s separation, if Finke is then a specified employee within the meaning of Section 409A of the Code).

4.            Death. Notwithstanding Section 3 above, in the event Finke should die (either while employed or after a separation from service) before receiving the total number of payments as specified herein, HickoryTech will pay to Finke’s designated beneficiary a single lump sum equal to Finke’s Account balance at the time of his death. The payment shall be made within thirty (30) days following Finke’s death (or as soon as administratively practicable thereafter). In the event Finke shall fail to designate one or more beneficiaries in writing prior to his death, the balance of the payments shall be made to his spouse, if living, or if no spouse is then living, to the personal representative of his estate.

5.            Disability. Notwithstanding Section 3 above, in the event Finke should incur a Disability while still employed by HickoryTech, HickoryTech will pay Finke the Account balance at the time of Disability in five (5) annual installments. The payments shall commence on January 1 of the calendar year following the date of Finke’s “Disability” (or as soon as administratively practicable thereafter). The remaining installments shall be paid on January 1 of each succeeding calendar year until the total benefits are paid in full. For this purpose, the term “disability” means that Finke is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan. If there is no Company long-term disability plan that covers Finke, then “Disability” means that Finke (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) has been determined to be totally disabled by the Social Security Administration. Notwithstanding the foregoing, the term “Disability” shall at all times be interpreted in a manner so as not to violate Section 409A of the Code.

6.            Installments. As of the January 1 (or such later date if required under Section 409A) upon which installments commence, a “principal payment” will be determined by dividing the value of the Account balance by five (5). The first installment shall consist solely of a principal payment. The remaining four (4) installments shall each consist of a principal payment, plus the interest accrued on the Account balance during the preceding year.

7.            Not a Contract of Employment. This Agreement shall neither constitute a contract of employment, nor shall any provisions hereof restrict the right of HickoryTech to discharge Finke, or restrict the right of Finke to terminate his employment, consistent with the Employment Agreement.

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8.            Plan Binding on Successors. In the event that HickoryTech shall merge with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person, HickoryTech will require the succeeding or continuing corporation, firm, or person to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that HickoryTech would be required to perform if no such succession had taken place.

9.            4Q9A Compliance. The Company shall, to the extent necessary and only to the extent necessary, modify the timing of delivery of the amounts due under this Agreement if the Company determines that the timing would subject the amounts to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In such event, the payments will occur as soon as practicable without causing the benefits to trigger such additional tax or interest under Section 409A of the Internal Revenue Code.

10.          Miscellaneous Provisions.

(a)           Neither Finke nor Finke’s beneficiaries shall have any right to assign, pledge, transfer or otherwise hypothecate this Agreement or the payments hereunder, in whole or in part. Benefits under this Agreement will not be subject to execution, attachment or similar process.

(b)          This Agreement constitutes HickoryTech’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof. Finke’s rights are solely those of an unsecured creditor. This Agreement does not give Finke a security interest in any specific assets of HickoryTech. The Account is for purposes of determining the benefits HickoryTech is required to pay. The Account does not require any segregation of assets.

(c)           This Agreement may not be altered, amended or revoked except by a written agreement signed by HickoryTech and Finke (or by the beneficiaries if Finke is no longer living).

(d)          The provisions of this Agreement shall be construed and enforced according to the laws of Minnesota.

IN WITNESS WHEREOF, the parties hereto execute this Agreement the day and year first above written.

HICKORY TECH CORPORATION

By	/s/ Starr J. Kirklin
	Its	Chair of the Board

/s/ John W. Finke
John W. Finke

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